SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 8, 2012

The Mobile Star Corp.
 (Exact Name of Registrant As Specified In Charter)

Delaware	333-152952	98-0565411
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Commission File No.)	(IRS Employee Identification No.)

c/o George Ivakhnik
433 N. Camden Dr., First Floor
Beverly Hills, CA. 90210
Phone number:  310-279-5282
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Copy of all Communications to:
Zouvas Law Group, P.C.
2368 Second Avenue, 1st Floor
San Diego, CA 92101
Phone: 619.688.1715
Fax: 619.688.1716

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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THE MOBILE STAR CORP.
Form 8-K
Current Report

ITEM 3.02
UNREGISTERED SALE OF SECURITIES

The information set forth above in item 5.01 of this Current Report on Form 8-K is incorporated herein by reference.

On June 8, 2012, Mobile Star Corp. (the “Company”) caused to be issued 20,281,175 newly issued shares of common stock in execution of a Subscription Agreement (the “Agreement”) and for consulting services. As discussed further herein 16,531,175 of these shares were issued pursuant to the Agreement. The remaining 3,750,000 shares were issued for consulting services as follows; 1,875,000 to private consultant, Asher Zwebner and 1,875,000 shares to consulting firm, OTZAROT TARSHISH NECHASIM VEHASHKAOT LTD.

Exemption from Registration. The shares of Common Stock referenced herein were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended, (“Securities Act”), and/or Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) each of the persons to whom the shares of Common Stock were issued (each such person, an “Investor”) confirmed to the Company that it or he is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such shares, (c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being acquired were being acquired for investment intent and were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

ITEM 5.01.
CHANGES IN CONTROL OF REGISTRANT

As previously discussed in Item 3.02, the Company issued restricted shares of common stock in connection with the Agreement, which was entered between the Company and Arm Fund Partners, Inc. (“Arm Fund”).  Therefore, on June 8, 2012, Arm Fund acquired control of 16,531,175 shares of the Company’s issued and outstanding common stock, which represents approximately 66% of the Company’s total issued and outstanding common stock at the time.  Pursuant to the Agreement, Arm Fund paid an aggregate purchase price of two hundred and fifty thousand dollars ($250,000) in exchange for the shares.

In connection with the Agreement and as explained more fully in Item below in Item 5.02 of this Current Report on Form 8-K, Judah Steinberger and Ruth Katz resigned from all corporate office positions.  The disclosures included in Item 5.02 are incorporated herein by this reference.

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ITEM 5.02
DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
On June 8, 2012 Ruth Katz resigned from the position of Secretary, Treasurer and Accounting Officer with the Company, but not before appointing George Ivakhnik to take over his position as President, Secretary, Treasurer, and Accounting Officer. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.   Mr. Ivakhnik already holds the positions of Chief Executive Officer and is a member of the Board of Directors of the Company.

On June 8, 2012 Judah Steinberger resigned from his directorship position, as his last remaining post with the Company.  The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

•	As of June 8, 2012, George Ivakhnik was appointed as the Company’s President, Secretary and Chief Accounting Officer.

The biography for Mr. Ivakhnik is set forth below:

GEORGE IVAKHNIK Mr. Ivakhnik has public and private company experience. Responsibilities include portfolio asset management, portfolio allocation, capital formation, limiting portfolio risk exposure and maximizing investment returns for investors.

                Mr. Ivakhnik’s background includes service as registered representative of national investment banks, including Advanced Equities, where he performed financial services for top Silicon Valley VC’s, New Enterprise Associates, Kleiner Perkins Caufield & Byers, Benchmark Capital, and Sequoia Capital.

Mr. Ivakhnik also has over 10 years real estate capital markets experience as Vice President of PRM Realty Group, a 3-billion dollar Chicago-based exotic value-added real estate developer.  Mr. Ivakhnik’s financial duties included the launch of a capital markets division for the purpose of executing high-end development opportunities.

 While at PRM and continuing thereafter, Mr. Ivakhnik performed capital formation duties for west coast mortgage-backed pools (“Private Money Lenders”).  After working at Advanced Equities, Mr. Ivakhnik registered with 1st Bridgehouse Securities, where he executed FDIC, DeNovo Banking IPO strategies. Most recently, Mr. Ivakhnik has spearheaded the acquisition and implementation franchising opportunities of U.S. based socially responsible companies, Mr. Ivakhnik offices in Beverly Hills, California.

Mr. Ivakhnik holds a Series 7 and 66 securities License and attended Metropolitan University of Denver, Colorado.  Mr. Ivakhnik is 33 years old and enjoys reading spending time with his family and working out.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2012

The Mobile Star Corp.

By:	/s/ George Ivakhnik
George Ivakhnik
Chief Executive Officer

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